                                                                     EXHIBIT 3.1




                          CERTIFICATE OF INCORPORATION
                                       OF
                              INFOCURE CORPORATION


         The undersigned, for the purpose of organizing a stock corporation under the provisions and subject to the requirements of the laws of the State of Delaware, hereby certifies that:

FIRST:   The name of the corporation is INFOCURE CORPORATION.

SECOND: The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, Wilmington, New Castle County, Delaware 19805; and the name of the registered agent of the corporation is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is fifty million (50,000,000) shares which are divided into ten million (10,000,000) shares of preferred stock with a par value of $.001 each, and forty million (40,000,000) shares of common stock with a par value of $.001 each.

         Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the corporation is authorized to determine, without shareholder action, the powers, designations, preferences, limitations, voting power and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the preferred stock, including without limitation, the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class and series and the dividend rights, conversion rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote.

FIFTH:   The name and mailing address of the incorporator are as follows:

                                    Ugo F. Ippolito, Esq.
                                    Glass, McCullough, Sherrill & Harrold
                                    1409 Peachtree Street, NE
                                    Atlanta, Georgia  30309

SIXTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver(s) appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver(s) appointed for this corporation under the provisions of

         Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute or applicable law, the board of directors is expressly authorized to adopt, amend and repeal the bylaws of the corporation.

EIGHTH: The personal liability of the directors of the corporation to the corporation and its shareholders is hereby eliminated or limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of Delaware, as the same may be hereafter amended and supplemented.

         Signed on this 25th day of November, 1996.


                                           /s/ Ugo F. Ippolito
                                           -----------------------------
                                           Ugo F. Ippolito, Incorporator

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              INFOCURE CORPORATION


     It is hereby certified that:

     1.   The name of the corporation (hereinafter called the "Corporation") is

                              INFOCURE CORPORATION

     2.   The certificate of incorporation is hereby amended as follows:

          (a) By deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:

          "FOURTH: The aggregate number of shares of all classes of the capital stock which the corporation shall have authority to issue is thirty million (30,000,000) shares which are divided into five million (5,000,000) of preferred stock with a par value of $.001 each, and twenty-five million (25,000,000) shares of common stock with a par value of $.001 each."

          Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the corporation is authorized to determine, without shareholder action, the powers, designations, preferences, limitations, voting power and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the preferred stock, including without limitation, the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class and series and the dividend rights, conversion rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

          Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote.

     3. The amendment of the certificate of incorporation herein certified have been duly adopted by the written consent of the directors and shareholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.


          Signed and attested to on March 12, 1997.



                                           /s/ Frederick L. Fine
                                           ----------------------------
                                           Frederick L. Fine, President
Attest:


/s/ James K. Price
------------------
Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              INFOCURE CORPORATION


         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is

                              INFOCURE CORPORATION

         2.       The certificate of incorporation is hereby amended as follows:

                  (a) By deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:

                  "FOURTH: The aggregate number of shares of all classes of the capital stock which the corporation shall have authority to issue is seventeen million (17,000,000) shares which are divided into two million (2,000,000) shares of preferred stock with a par value of $.001 each, and fifteen million (15,000,000) shares of common stock with a par value of $.001 each."

                  Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the corporation is authorized to determine, without shareholder action, the powers, designations, preferences, limitations, voting power and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the preferred stock, including without limitation, the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class and series and the dividend rights, conversion rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

                  Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote.

         3. The amendment of certificate of incorporation herein certified has been duly adopted by the written consent of the directors and shareholders in accordance with the provisions of Sections 228 and 242 of the General corporation Law of the State of Delaware.

                  Signed and attested to on May 1, 1997.


                                             /s/ Frederick L. Fine
                                           ----------------------------
                                           Frederick L. Fine, President
Attest:

/s/ James K. Price
-------------------------
James K. Price, Secretary

              CERTIFICATE AND STATEMENT OF ISSUANCE, DESIGNATIONS,
                      PREFERENCES AND RIGHTS OF CONVERTIBLE
                      REDEEMABLE PREFERRED STOCK, SERIES A,
                                       OF
                              INFOCURE CORPORATION


     InfoCure Corporation, a corporation organized and existing under the Delaware General Corporation Law, DOES HEREBY CERTIFY:

     That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors adopted a resolution providing for the issuance of one series of preferred stock of said corporation and fixing the designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereof, which resolution setting forth such matters (hereinafter referred to as the "Designation") is as follows:

     RESOLVED, that pursuant to the authority vested in the Board of Directors of InfoCure Corporation (the "Company") by Article Fourth of the Certificate of Incorporation of the Company, the Board of Directors of the Company (i) does hereby provide for the issuance of one series of preferred stock, $.001 par value per share (the "Original Price"), of the Company to be designated "Convertible Redeemable Preferred Stock, Series A" (the "Series A Stock") and
(ii) does hereby fix and herein state and express the designations, voting powers, preferences, and relative, participating, optional and other special rights, and qualifications, limitations or restrictions thereon, of the Series A Stock of the Company, as follows:

     1. Rank. All shares of Series A Stock shall have preferences, limitations and relative rights identical with each other; and all shares of Series A Stock shall have such preferences and relative rights expressly provided in this Designation.

     2. Designation of the Number of Shares. The Series A Stock shall consist of 850,000 shares, shall be entitled to dividends when, as and if declared pursuant to Paragraph 3, shall be entitled to a preference in liquidation as provided in Paragraph 4, shall be redeemable as provided in Paragraph 5, shall be convertible as provided in Paragraph 6, and shall be entitled to vote as provided in Paragraph 7.

     3. Dividends. If and whenever the Company shall declare and pay a dividend or other distribution in respect of its Common Stock (as hereinafter defined), the Company shall concurrently therewith declare and pay a dividend to the holders of Series A Stock in an amount per share equal to the amount per share of the dividend in respect of the Common Stock multiplied by the number of shares of Common Stock into which each share of Series A Stock is then convertible. The Series A Stock shall further be entitled to such dividend rights as are provided pursuant to Paragraph 5(a) of this Designation.

     4. Liquidation Preference.

     (a) In the event of a dissolution, liquidation or winding-up of the Company (whether voluntary or involuntary), after payment or provision for payment of debts, but before any distribution to the holders of Common Stock or any other class or series of the Company's capital stock then outstanding (collectively, the "Common Stock"), the holders of the Series A Stock then outstanding shall be entitled to receive the following amounts:

          The holders of the Series A Stock shall receive an amount per share equal to the "Preferential Amount" (as hereinafter defined); provided however, that (i) if the assets to be distributed to the holders of the Series A Stock shall be insufficient to permit the payment to such shareholders of the full Preferential Amount, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of the Series A Stock; and (ii) and whenever the Company shall make a distribution in the event of any dissolution, liquidation or winding-up of the Company (whether voluntary or involuntary) to the holders of Common Stock, to the extent such distribution then or theretofore made (after taking into account all distributions that would be necessary to satisfy the Preferential Amounts due to holders of the Series A Stock) exceeds or would exceed an aggregate amount per share of Common Stock equal to the Preferential Amount divided by the number of shares of Common Stock into which each share of Series A Stock is then convertible, the Company, in lieu of distributing the Preferential Amount to the holders of Series A Stock, shall concurrently with the making of such distribution to the holders of Common Stock make a distribution in an amount per share to the holders of Series A Stock equal to the amount per share distributed to the holders of Common Stock multiplied by the number of shares of Common Stock into which each share of Series A Stock is then convertible, to the end that the holders of Series A Stock Preferred Stock, on an "as-converted" basis, shall share equally with the holders of Common Stock in such greater distribution. As used herein, the term "Preferential Amount" means an amount initially equal to $10.00 per share of Series A Stock plus accumulated but unpaid dividends thereon, subject to adjustment as provided herein (including any adjustment pursuant to Paragraph 8 in respect of a Capital Return Event).

     (b) A consolidation, merger or reorganization of the Company with or into any other corporation or corporations, or a sale, or a series of related sales, of all or substantially all of the assets of the corporation (other than a transaction in which the Company is the surviving corporation, and either (i) the Common Stock is not exchanged, converted or reclassified or (ii) the Common Stock is reclassified in a manner contemplated by the parenthetical clause within Paragraph 6(d)(i)(D) of this Designation without effecting any change in the beneficial ownership of the Company) shall be deemed to be a liquidation, dissolution or winding-up for the purpose of this Paragraph 4 as to any or all shares of Series A Stock in respect of which the holder or holders thereof notify the Company in writing, within 30 days of the effective date of such transaction, of such holder(s)' election to apply this Paragraph 4(b). The provisions of Paragraph 6(e) shall not apply to any shares of Series A Stock in respect of which the holders have elected to apply this Paragraph 4(b).

     5. Redemption.

     Except to the extent hereinafter provided, no holder of Series A Stock shall have the right solely by virtue of holding such stock to require redemption of such shares nor, except to the extent hereinafter provided, shall the Company have the right to call or require redemption of any shares of Series A Stock.

     (a) The Company shall on the "Mandatory Redemption Date" (as hereinafter defined) redeem all outstanding shares of Series A Stock ("Mandatory Redemption"), out of funds legally available therefor, at a per share redemption price equal to the Preferential Amount. As used herein, the term "Mandatory Redemption Date" means the fifth anniversary of the date of original issuance of the Series A Stock ("the "Original issue Date"). In the event the Company does not have sufficient funds available to redeem all shares of Series A Stock on the Mandatory Redemption Date, all outstanding shares of Series A Stock shall from and after such date accrue dividends, payable not less frequently than quarterly, in cash or in kind at the option of each holder of such outstanding shares, at a per annum rate of eighteen percent (18%). Such dividends shall be cumulative until paid.

     (b) Each holder of Series Stock may, at the election of such holder, require the Company to redeem all or any part of the shares of Series A Stock held by such person (an "Optional Redemption") at any time on or after an "Optional Redemption Event Date" at a per share redemption price equal to the Preferential Amount. As used herein, the term "Optional Redemption Event Date" means the first to occur of (i) the first date as of which a "Change in Control" (as hereinafter defined) has taken place in respect of the Company or (ii) the first date on or after the third anniversary of the Original Issue Date as of which the Company is under no restriction pursuant to a bona fide material loan agreement with one or more commercial banks acting as lender or lenders thereunder, which loan agreement is binding upon the Company and prohibits the Company from redeeming the Series A Stock. As used herein, a "Change in Control" will be deemed to have taken place in respect of the Company if (x) during any one-year period 50% or more of the voting stock of the Company held by affiliates of the Company (as identified in the Company's proxy materials filed under the Securities Exchange Act of 1934, as amended) does not continue to be held by such affiliates, and (y) at any time within one year of such change in the affiliates' stockholdings a majority of persons serving as directors of the Company cease to be directors, or the Company's Board of Directors is expanded in such a manner as to cause directors in office at the beginning of any such one-year period to cease to constitute a majority of the Board of Directors. The Company shall promptly notify then record holders of Series A Stock in writing upon the occurrence of any Optional Redemption Event Date. In addition, the Company shall provide to the Placement Agent engaged by the Company in connection with the original issuance and sale of the Series A Stock (the "Placement Agent"), a calculation of the Preferential Amount which holders of the Series A Stock would be entitled to receive upon any such redemption.

     (c) Any holder of Series A Stock desiring to exercise its right of redemption under Paragraph 5(b) shall give written notice (the "Redemption Notice") to the Company's corporate secretary at the Company's principal executive offices setting forth the intent of the redeeming party to exercise the right of redemption at least thirty (30) days before the date fixed herein or otherwise specified in such notice for the redemption payment (the "Redemption Date") and further specifying in such Redemption Notice the number of shares to be redeemed and the Redemption Date.

     (d) On or before each Redemption Date (regardless of whether such redemption is made under Paragraph 5(a) or 5(b) above), each holder of shares of Series A Stock to be redeemed shall surrender the certificate or certificates representing such shares to the Company, in the manner and at the price designated in the Redemption Notice, and thereupon the redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued to the holder of such shares. In the event any holder of shares of Series A Stock shall fail to surrender a certificate or certificates representing such shares to the Company, then such certificate or certificates shall thereafter represent only the right of such holder to receive the price designated in the Redemption Notice, and such price shall be paid only upon receipt by the Company of such certificate or certificates, or customary documentation providing for indemnification of the Company in respect of any lost certificates.

     6. Conversion.

     (a) Each share of Series A Stock shall be convertible into Common Stock, at the then applicable Conversion Price, at any time prior to 12:00 noon, Atlanta, Georgia time, on the Redemption Date in respect of such share under Paragraph 5 above, and from time to time, at the option of the holder thereof. Before any holder of Series A Stock shall be entitled to convert such stock into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, to the Company and shall give written notice, duly executed, to the Company of such election to convert the same and shall state the number of shares of Series A Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Series A Stock to be converted, and the holder of such shares shall be treated for all purposes as the record holder of such shares of Common Stock on such date. The Company shall remain obligated for any and all dividends accumulated through the date of conversion. Each share of Series A Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price upon the closing of a firm underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of shares of the Company's Common Stock at a price per share of Common Stock, prior to underwriting commissions and offering expenses, of not less than $10.00 per share (appropriately adjusted for any stock split, dividend, combination, recapitalization or the like) and a net offering price (after deduction of underwriter commissions and offering expenses) of not less than $20,000,000. In the event of the automatic conversion of the Series A Stock upon a public offering as aforesaid, the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Stock shall not be deemed to have converted such Series A Stock until the closing of such sale of securities.

     (b) The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Stock shall be called the "Conversion Price," as determined in accordance with this Paragraph 6. Each share of Series A Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Price of each share of Series A Stock by the Conversion Price applicable to such series in effect at the time of conversion. The initial Conversion Price for each share of Series A Stock shall be $8.50, subject to adjustment as set forth at Paragraph 5(d) below.

     (c) No fractional shares of Common Stock shall be issued upon conversion of the Series A Stock, and in lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the applicable Conversion Price.

     (d) The initial Conversion Price shall be subject to adjustment at any time or from time to time as provided herein:

                  (i) In case the Company shall at any time or from time to time after the Original Issue Date (A) pay a dividend with respect to its Common Stock in shares of its capital stock (whether shares of Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), the conversion privilege and the Conversion Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of any shares of Series A Stock thereafter surrendered for conversion shall be entitled to receive the number and kind of shares of capital stock of the Company which it would have owned or have been entitled to receive immediately following the happening of any of the events described above, had such Series A Stock been converted immediately prior thereto. An adjustment made pursuant to this clause (d)(i) shall become effective retroactively immediately after the record date in the case of a dividend with respect to the Common Stock in shares of capital stock and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this clause (d)(i), the holder of any shares of Series A Stock thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the Company, the Board of Directors and holders of a majority of outstanding shares of Series A Stock shall determine the allocation of the adjusted Conversion Price between or among shares of such classes of capital stock, or in the event they are unable to determine such allocation within 30 days following such record date or effective date, such determination will be made by an independent accounting firm (other than the Company's usual auditing firm) selected by the Board of Directors.

              (ii) In case the Company shall distribute to all holders of its Common Stock evidences of its indebtedness or assets (excluding any dividend payable solely in cash), then in each such case the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the date of such distribution by a fraction, (A) the numerator of which shall be the current Market Price per share (determined as provided in Paragraph 6(d)(iii) below) of the Common Stock on the record date for the distribution less the then fair market value (as determined by agreement between the Company and holders of Series A Stock outstanding at the time of such determination representing more than 50% of the number of shares of Common Stock into which each share of Series A Stock is convertible) of the portion of the assets or evidences of indebtedness or subscription rights, warrants or other securities so distributed applicable to one share of Common Stock, and (B) the denominator of which shall be such current Market Price per share of the Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

              (iii) For the purpose of any computation under this Paragraph 6(d), the current "Market Price" per share of Common Stock on any date (the "Market Price") shall be deemed to be the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is then listed or admitted to trading or the NASDAQ National Market System, if the Common Stock is then listed or admitted to trading on any national securities exchange or in such market system. The closing price shall be the last reported sale price, or, in case no such sale takes place on such day, the average of the closing bid and asked price, as reported by said exchange or market system. If the Common Stock is not then so listed on a national securities exchange or in such market system, the Market Price shall be deemed to be the mean between the representative closing bid and asked prices of the Common Stock in the over-the- counter market as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or, if the Common Stock is not then quoted by NASDAQ, as furnished by any member of the National Association of Securities Dealers, Inc. ("NASD") selected from time to time by the Company for that purpose. If no member of NASD furnishes quotes with respect to the Common Stock of the Company, the Market Price shall be determined by agreement between the Company and holders of Series A Stock outstanding at the time of such determination representing more than 50% of the number of shares of Common Stock into which each share of Series A Stock is convertible.

                  (iv) In the event the Company at any time after the Original Issue Date sells any shares of its Common Stock or any securities convertible into its Common Stock and the net price received by the Company from the sale of such Common Stock or securities plus any additional amounts received on the conversion of such securities into Common Stock is less than the then-current Conversion Price, or in the event of the exercise of any options or warrants (other than any options or warrants previously deemed to have been exercised pursuant to Paragraph 6(d)(ix) below) to purchase its Common Stock for a net price less than the current Conversion Price, the Conversion Price shall thereafter be reduced, as of the opening of business on the date of such issue or sale, (A) to a price equal to the per share price received by the Company in connection with any such sale or disposition that occurs (or is deemed to occur) on or prior to the first anniversary of the Original Issue Date; and (B) in the case of all other sales or dispositions, to a price determined by multiplying the Conversion Price in effect prior to such issuance by a fraction, (I) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued would purchase at such Conversion Price, and (II) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such additional shares of Common Stock so issued. Notwithstanding the foregoing, the Conversion Price will not be reduced under this clause (iv) in respect of issuance of (X) shares issued pursuant to the Company's Employee Stock Option Plans, Employee Stock Purchase Plans or 401(k) Benefit Plans in existence on the Original Issue Date, or any predecessor plans in respect of such plans; (Y) shares issued for any valid corporate purpose, provided that the aggregate of all shares issued under these provisions (Y) and (X) shall not in the aggregate exceed 1,147,330 shares of Common Stock, prior to adjustment (the "Minimum Share Amount"); and (Z) shares issues (or issuable at any later time) as consideration for bona fide business acquisitions approved by the Company's Board of Directors.

                  (v) In the event the "Average Market Price" of a share of Common Stock is lower than $8.50 on the first anniversary of the Original Issue Date, the Conversion

Price in effect from after such anniversary shall be reduced to such Average Market Price on such date. As used herein, the term "Average Market Price" means the arithmetic average of the Market Prices of the Common Stock as determined pursuant to clause (iii) above, for the trading days within the thirty-day period immediately preceding (and if such anniversary date is a trading date, ending upon) such first anniversary date; provided however, that, in the event a Return of Capital Event (as hereinafter defined) has taken place and the Conversion Price (as calculated according to this clause (v)), when applicable to the shares of Series A Stock remaining on the first anniversary of the Original Issue Date, would cause the Company to issue an aggregate number of shares of Common Stock exceeding the Maximum Share Amount, in connection with the conversion of the Series A Stock, then the Conversion Price shall be increased to a price, not to exceed $7.41 per share, that would result in the Company issuing no more than the Maximum Share Amount in connection with the conversion, in the aggregate, of all shares of the Series A Stock; and provided further, that the Conversion Price shall never be set at less than $6.75 pursuant to this clause (v).

                  (vi) No adjustment in the Conversion Price shall be required unless such adjustment would require a decrease of at least one-tenth of a cent ($.001) per share in such price (and no adjustment shall increase the Conversion Price except in the case of reverse stock splits or other transactions involving a combination of shares of common stock); provided, that any adjustments which by reason of this clause (d)(vi) are not required to be made shall be carried forward and then taken into account in any subsequent adjustment; provided, further, that adjustment in the Conversion Price shall be required and made in accordance with the provisions of this Designation, other than this clause (d)(vi), not later than such time as may be required in order to preserve the tax-free nature of a distribution (within the meaning of Section 305 of the United States Internal Revenue Code of 1986, as amended) to the holders of Series A Stock and/or Common Stock. No adjustment shall be made in the Conversion Price pursuant to clause (d)(iv) or d(v) unless such adjustment will result in a Conversion Price, after giving effect to such adjustment, that is lower than the Conversion Price in effect prior to giving effect to such adjustment; and in the event adjustments are made in the Conversion Price separately under clauses (iv) and (v) above, the lowest such price in effect at any given time shall be the applicable Conversion Price in effect at such time.

                  (vii) Anything in this Paragraph 6 to the contrary notwithstanding, the Company shall be entitled (but shall not be required) to make such reductions in the Conversion Price, in addition to those required by this Paragraph 6, as it, in its discretion, shall determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

                  (viii) In case of the issuance of additional shares of Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the net cash proceeds received by the Company for such shares after deducting any commissions or other expenses paid or incurred by the Company for any underwriting of, or otherwise in connection with, the issuance of such shares.

                  (ix) In case of the issuance or grant by the Company in any manner of (A) securities that are convertible into or exchangeable for Common Stock or (B) any rights or options to purchase Common Stock or securities convertible into or exchangeable for Common Stock (including, for purposes hereof, any earn-out rights or similar rights, but excluding for all purposes hereunder any securities, the issuance of which does not give rise to any adjustment in the Conversion Price pursuant to Paragraph 6(d)(iv)), the Company shall be deemed to have issued the maximum number of shares of Common Stock deliverable upon the exercise of such rights or options, as the case may be, for, (X) in the case of an issue or grant of any such rights or options to purchase shares of Common Stock or securities convertible into or exchangeable for Common Stock, a consideration equal to the sum of the total amount, if any, received by the Company as consideration for the issue or grant of such rights or options, plus the minimum aggregate amount of additional consideration, if any, payable to the

Company upon the exercise of such rights or options, plus, in the case of rights or options to purchase securities convertible into or exchange for Common Stock, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such securities at the time such securities first become convertible or exchangeable, or (Y) in the case of an issuance of securities convertible into or exchangeable for Common Stock otherwise than where such securities are issuable upon the exercise of any such rights or options, the total amount, if any, received by the Company as consideration for the issue of such securities plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such securities at the time such securities first become convertible or exchangeable, or, (Z) in the case of an issuance or grant of such rights or options to purchase Common Stock where no minimum price is specified and such shares are to be delivered at an option price related to the Market Price of the subject shares, a consideration equal to the sum of the total amount, if any, received by the company as consideration for the issue or grant of such rights or options plus an aggregate option price bearing the same relation to the Market Price of the subject shares, at the time such rights or options were granted, provided, that, as to such rights or options, such further adjustment as shall be necessary on the basis of the actual option price at the time of exercise shall be made at such time if the actual option price is less than the aforesaid assumed option price. No further adjustments of the Conversion Price shall be made as a result of the actual issue of shares of Common Stock of the Company referred to in this clause (d)(ix). If any such rights, options or convertible or exchangeable securities shall expire or be surrendered without having been exercised, converted or exchanged, the Conversion Price adjusted upon the issuance of such rights, options or convertible or exchangeable securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that only the shares of Common Stock actually issued, if any, on the exercise of such rights or options or the conversion or exchange of such securities were issued or sold for the consideration actually received by the Company upon such exercise, conversion or exchange, plus the consideration, if any, actually received by the Company for the granting of all such rights or options that were exercised or the issuance of the convertible or exchangeable securities that were converted or exchanged. In case the consideration received or receivable by the Company for the issue, grant or sale of any of the securities referred to above shall be a consideration other than cash or a consideration a part of which shall be other than cash, the amount of the consideration other than cash received or receivable by the Company shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company and a majority of the holders of Series A Stock.

     (e) Subject to the provisions of Paragraph 4(b), in case of any capital reorganization or of any reclassification of the Common Stock of the Company, or in case of the consolidation of the Company with, or the merger of the Company into, any other corporation, or of the sale of the properties and assets of the Company as, or substantially as, an entirety to any other corporation, the Series A Stock shall after such capital reorganization, reclassification of Common Stock, consolidation, merger or sale be convertible into the number of shares of stock or other securities or property of the Company, or of the corporation resulting from such consolidation or surviving such merger or to which such sale shall be made, as the case may be, to which the holder of Common Stock issuable (at the time of such capital reorganization, reclassification of Common Stock, consolidation, merger or sale) upon exercise of the conversion privilege of the Series A Stock would have been entitled upon such capital reorganization, reclassification of Common Stock, consolidation, merger or sale had the conversion privilege of the Series A Stock been exercised prior thereto, and in any case, if necessary, the provisions set forth in this Paragraph 6 regarding the rights and interest thereafter of the holders of Series A Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of the conversion privilege of the Series A Stock. The operation of this Paragraph 6(e) shall not limit any rights of holders of Series A Stock under Paragraph 5(b) hereof.

     (f) If any date shall be fixed by the Company as the date as of which holders of Common Stock (i) shall be entitled to receive any dividend or any distribution upon the Common Stock of the Company, (ii) shall be offered any subscription or other rights, or (iii) shall be entitled to participate in any capital reorganization, reclassification of Common Stock, consolidation, merger or sale, described in Paragraph 6(e) above, or in any liquidation, dissolution or winding-up of the Company, the Company shall cause notice thereof (specifying such date) to be mailed to the holders of the Series A Stock and the Placement Agent, at the last address provided by such holder for purposes of receiving notice, at least thirty (30) days prior to the date of consummation of the transaction described in the notice.

     (g) The issuance of stock certificates on conversion of the Series A Stock shall be made without charge to the exercising holder of Series A Stock for any tax for the issuance thereof. The Company shall not, however, be required to pay any tax that may be payable on any transfer involved in the issue and delivery of stock in any name other than that of the registered holders of Series A Stock, and the Company shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

     (h) The Company shall at all times reserve and keep available out of its authorized but unissued stock for the purpose of effecting the conversion of the Series A Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Series A Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Series A Stock at the Conversion Price then in effect, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for this purpose.

     (i) The Company covenants that all shares of Common Stock that may be issued upon conversion of the Series A Stock will upon issue be fully paid and nonassessable and free of all taxes, liens and charges for the issue thereof.

     (j) In each case of any adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series A Stock, the Company shall compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series A Stock at the address last provided by such holder for purposes of receiving notice. The certificate shall set forth such adjustment or readjustment showing in detail the facts upon which such adjustment or readjustment is based on including a statement of:

          (i) The consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold;

          (ii) The adjusted or readjusted Conversion Price for the Series A Stock; and

          (iii) The number of additional shares of Common Stock and the type and amount, if any, of other property which would be received upon conversion of the adjusted or readjusted Conversion Price for the Series A Stock.

     (k) The Company will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but the Company will at all times and in good faith assist in the carrying out of all of the provisions of this Paragraph 6 and in the taking of all such actions as may be necessary and appropriate to protect the conversion rights of the holders of Series A Stock against impairment.

     (l) Successive adjustments will be made pursuant to Paragraph 6(d)(iv) for each transaction of the type described in such provision; and for each such transaction, appropriate adjustments shall also be made in the specified prices set forth in clause (v) and clause (vi) of Paragraph 6(d) (e.g., "$8.50," "$6.75," etc.) to fully reflect and take into account the economic effect of such transaction as to the Common Stock.

     7. Voting.

        Except as otherwise expressly provided hereafter or as required by law, the holder of each share of Series A Stock shall be entitled to vote on all matters and shall be entitled to such number of votes as is equal to the largest number of full shares of Common Stock into which each share of Series A Stock could be converted, pursuant to and as determined under Paragraph 6 herein, on the record date for the determination of shareholders entitled to vote on such matters or, if no record date is established, on the date such vote is taken or any written consent of shareholders is solicited. Except as required by law or otherwise expressly provided herein, shares of Series A Stock and shares of Common Stock shall be voted together as a single class and not as separate classes. The affirmative vote of the holders of at least 66-2/3% of the outstanding Series A Stock, voting separately as a class, shall be necessary in order for the Company to effect any change in (i) any scheduled redemption dates set forth in this Designation, the number of shares to be redeemed on such dates or the redemption price payable thereon, (ii) the amount payable to the holders of Series A Stock upon the liquidation, dissolution or winding up of the Company or the relative priority thereof, (iii) the conversion ratio or the Conversion Price set forth in this Designation, (iv) the creation or issuance of any shares of a class having any preference in liquidation to the Series a Stock, or (v) the provisions of this Paragraph 7. The affirmative vote of the holders of at least a majority of the outstanding Series A Stock, voting separately as a class, shall be necessary in order for the Company to effect any other change in the rights, preferences, powers or privileges of the Series A Stock.

     8. Return of Capital.

        As provided in the Subscription Agreements in respect of the issuance to and purchase by the original holders of the Series A Stock, if a Capital Return Event takes place, then in such event the Company will be required pursuant to such Subscription Agreements to return a portion of the original purchase and subscription price of the Series A Stock, all in accordance with the terms of such Subscription Agreements, and the Preferential Amount per share shall be reduced in a per share amount equal to the amount of capital so returned in respect of each such share of Series A Stock. A "Capital Return Event" shall take place for purposes hereof in the event that on or before June 30, 1998, the Stockholders of the Company have not duly approved and ratified the issuance by the Company of the Series A Stock.

     IN WITNESS WHEREOF, InfoCure Corporation has caused this Statement to be signed by Frederick L. Fine, its President and Chief Executive Officer, and its corporate seal to be hereto affixed and attested by James K. Price, its Secretary, this 6th day of February, 1998.



                                       INFOCURE CORPORATION (CORPORATE SEAL)
(CORPORATE SEAL)

                                       By:  /s/ Frederick L. Fine
                                            ---------------------
                                            Frederick L. Fine
                                            President and Chief
                                            Executive Officer

ATTEST:

/s/ James K. Price
-------------------------
James K. Price, Secretary

                                STATE OF DELAWARE
                            CERTIFICATE OF CORRECTION
                        FILED TO CORRECT A CERTAIN ERROR
                        IN THE CERTIFICATE OF DESIGNATION
                           FILED IN THE OFFICE OF THE
                         SECRETARY OF STATE OF DELAWARE
                               ON FEBRUARY 9, 1998


         INFOCURE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY THAT:

1.   The name of the corporation is InfoCure Corporation.

2. A Certificate of Designation was filed with the Secretary of State of Delaware on February 9, 1998 and that said Certificate requires correction as permitted by Section 103 of the General Corporation law of the State of Delaware.

3. The inaccuracies or defects of said Certificate, and the corrections therefor, are as follows:

     (a)(i) Clause (i) of the paragraph on the first page of the Certificate beginning with the word "RESOLVED" currently reads as follows:

              "(i) does hereby provide for the issuance of one series of preferred stock, $.001 par value per share (the "Original Price"), of the Company to be designated "Convertible Redeemable Preferred Stock, Series A (the "Series A Stock") and"

     (a)(ii)  Such Clause (i) is corrected to read as follows:

              "(i) does hereby provide for the issuance of one series of preferred stock, $.001 par value per share, of the Company to be designated "Convertible Redeemable Preferred Stock, Series A (the "Series A Stock"), which shall be issued at an original issuance price of $10.00 per share (the "Original Price") and"

     (b)(i) The second sentence of Paragraph 6(b) of the Certificate currently reads as follows:

              "Each share of Series A Stock shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Original Price of each share of Series A Stock by the Conversion Price applicable to such series in effect at the time of conversion."

     (b)(ii) Such second sentence of Paragraph 4(b) of the Certificate is corrected to read as follows:

              "All shares of Series A Stock surrendered for conversion by the holder thereof shall be convertible into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the aggregate Original Price of all such shares of Class A Stock surrendered by such holder for conversion hereunder by the Conversion Price in effect at the time of conversion."

     (c)(i) The second clause of the first sentence of Paragraph 7 of the Certificate currently reads as follows:

               ". . . the holder of each share of Series A Stock shall be entitled to vote on all matters and shall be entitled to such number of votes as is equal to the largest number of full shares of Common Stock into which each share of Series A Stock could be converted . . ."

     (c)(ii) Such second clause of the first sentence of Paragraph 7 of the Certificate is corrected to read as follows:

               " . . . each holder of shares of Series A Stock shall be entitled to vote on all matters and shall be entitled to such number of votes as is equal to the largest number of full shares of Common Stock into which the shares of Series A Stock could be converted . . ."

         IN WITNESS WHEREOF, said InfoCure Corporation has caused this certificate to be signed by James K. Price, its Secretary, this 14th day of January, 1999.


                                          INFOCURE CORPORATION



                                          By:  /s/ James K. Price
                                             -------------------------
                                             James K. Price, Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              INFOCURE CORPORATION


1.   The name of the corporation (hereinafter the "Corporation") is:

                              INFOCURE CORPORATION

2.   The Certificate of Incorporation is hereby amended as follows:

         (a) By deleting Article FOURTH in its entirety and by substituting in lieu thereof the following:

          FOURTH: The aggregate number of shares of all classes of the capital stock which the Corporation shall have authority to issue is two hundred two million (202,000,000) shares which are divided into two million (2,000,000) shares of preferred stock with a par value of $.001 each, and two hundred million (200,000,000) shares of common stock with a par value of $.001 each.

          Subject to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the board of directors of the corporation is authorized to determine, without shareholder action, the powers, designations, preferences, limitations, voting power and relative, participating, optional and other special rights and qualifications, limitations and restrictions of the preferred stock, including without limitation, the relative rights of any class of shares of preferred stock, each series within a class, the number of shares within each class and series and the dividend rights, conversion rights and terms of redemption (including sinking fund provisions and liquidation preferences), all to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware.

          Each holder of shares of common stock shall be entitled to one vote for each share of common stock held of record on all matters on which the holders of common stock are entitled to vote.

     3. The Amendment of Certificate of Incorporation herein certified has been duly adopted by the written consent of the directors and stockholders in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed by a duly authorized officer on the 5th day of March, 1999.

                                   INFOCURE CORPORATION

                                   By:  /s/ Frederick L. Fine
                                        ----------------------------
                                        Frederick L. Fine, President
ATTEST:

/s/ James K. Price
-------------------------
James K. Price, Secretary